Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Hampton Roads Bankshares, Inc.

We consent to the incorporation by reference in the Registration Statements (No. 333-84304 and No. 333-157029) on Form S-3 and (No. 333-64346, No. 333-134583, No. 333-139968, and No. 333-154959) on Form S-8 of Hampton Roads Bankshares, Inc. of our report dated March 1, 2007, with respect to the consolidated statements of income, changes in shareholders’ equity, and cash flows of Hampton Roads Bankshares, Inc. and subsidiaries for the year ended December 31, 2006, which report appears in the December 31, 2008 annual report on Form 10-K of Hampton Roads Bankshares, Inc. Our report refers to the Company’s adoption of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, on January 1, 2006.

/s/ KPMG LLP
Norfolk, Virginia
March 27, 2009